CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 44 to Registration Statement No. 033-37439 on Form N-1A of our reports dated May 22, 2018, relating to the financial statements and financial highlights of BIF Treasury Fund and Master Treasury LLC and BIF Money Fund and Master Money LLC, appearing in the Annual Report on Form N-CSR of BIF Treasury Fund and BIF Money Fund for the year ended March 31, 2018, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 26, 2018